Explanatory Note

The following acceptance form has been sent by UBS Financial Services Inc., a subsidiary of UBS AG, to holders of auction rate securities who are eligible to receive Series A Auction Rate Securities Rights pursuant to the offer described in the prospectus dated October 7, 2008 included as part of the Registration Statement of UBS AG filed on Form F-3 with the Securities and Exchange Commission on October 8, 2008, who are individuals or charities with less than $1 million in marketing household assets at UBS as of August 8, 2008, who had Eligible ARS in UBS accounts as of February 13, 2008, and who have pending litigation against UBS.

Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-153882 Dated October 10, 2008

UBS Financial Services Inc.

Please complete and sign both sides of this form.

We must receive it by November 14, 2008.

Instructions for accepting UBS’s offer and transferring Eligible ARS to UBS, if applicable

1.	Current clients

– If your Eligible ARS are in the account listed on the other side of this form, please complete and sign both sides of this form (the transfer request information is not necessary) and return it in the enclosed postage-paid envelope.

– If your Eligible ARS remain at UBS but in a different UBS account, please complete and sign both sides of this form and return it in the enclosed postage-paid envelope, and contact your UBS Financial Advisor or Branch Manager to ensure the Eligible ARS are transferred to the account listed on the other side of this page.

2.

Former UBS clients who own ARS – If you transferred your Eligible ARS to another firm, please complete and sign both sides of this form, including the transfer request section, and return it in the enclosed postage-paid envelope.

3.

Former UBS clients who sold ARS – If you transferred your Eligible ARS to another firm and sold those securities at a loss, please complete and sign both sides of this form (the transfer request information is not necessary) and return it with adequate documentation, such as the trade confirmation or an account statement reflecting the transaction, in the enclosed postage-paid envelope.

W-9 Form1 Certification

Under penalties of perjury, I certify that (1) the number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and (2) I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest and dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and (3) I am a U.S. citizen or other U.S. person (defined in the instructions).

Certification Instruction: You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

Type of Account

☐ Individual/Sole Proprietorship  ☐ Corporation  ☐ Partnership

☐ Limited Liability Corporation (LLC)

For LLC, please indicate tax classification:  ☐ Disregarded Entity*  ☐ Corporation  ☐ Partnership

*If you are a Disregarded Entity, please provide the Name and Tax ID Number of the beneficial owner of the Disregarded Entity.

Account name	Tax ID #

Account owner signature	Date

[1]For non-U.S. citizens and non-U.S. residents, please contact your UBS Financial Advisor for a W-8 form.

UBS Financial Services Inc. serves as the clearing firm for UBS International Inc. Accordingly, the information and terms contained in this letter and the accompanying materials are directed to clients of both UBS Financial Services Inc. and UBS International Inc.

©2008 UBS Financial Services Inc. All rights reserved. Member SIPC.	3A-ARTZ

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UBS Financial Services Inc.

Please complete and sign both sides of this form. We must receive it by November 14, 2008.

Acceptance of UBS’s offer and transfer instructions, if applicable, relating to Eligible ARS Auction Rate Securities

By signing below and returning this form, I accept UBS’s offer of Rights relating to my Eligible ARS that are in, or that I am transferring back to, the account listed below. I understand and acknowledge the following:

•

All Eligible ARS must remain in my UBS account listed below until I exercise my Rights to sell my Eligible ARS to UBS, they are redeemed by the issuer or they are purchased or sold on my behalf by UBS;

•	I authorize UBS to transfer my Eligible ARS to the account listed below if they are not in that account, and to hold my Eligible ARS until I exercise my Rights or the Rights expire;
•	I will instruct a UBS Financial Advisor or Branch Manager if and when I want to exercise my Rights and sell my Eligible ARS to UBS during the period of October 31, 2008, through January 4, 2011;
•

The acceptance of UBS’s offer constitutes consent (to the extent legally required) for UBS, acting as principal, to purchase my Eligible ARS or to sell them on my behalf at any time, in its sole discretion and without other prior notice to me, from the date that I accept this offer through January 4, 2011;

•	If UBS purchases, sells or otherwise disposes of my Eligible ARS, it will deposit the par value in my account within one business day of settlement of the transaction;
•

If the account named below is in the name of a corporation, partnership, trust or other entity, I represent and warrant that I have the power and authority to accept this offer on behalf of that entity.

Mr. T. Jones	Please complete and sign both sides of this form. We must receive it by November 14, 2008.
Address Line 1
Address Line 2	Mail	UBS Financial Services Inc.
Address Line 3		ATTN: ARS Group
Address Line 4		1000 Harbor Boulevard
Address Line 5		Weehawken, NJ 07086-9907

Account Number: XX XXXXX	Fax	+1-201-442-7766

Transfer request for Eligible ARS (Complete if Eligible ARS are not at UBS)

Name of firm holding Eligible ARS	Name(s) on account as reflected on account statement	Account # at firm holding Eligible ARS

If you have questions, please contact your UBS Financial Advisor or Branch Manager at +1-XXX-XXX-XXXX. Clients outside the U.S. may call +1-201-352-0105 collect.

We kindly request that you do not include comments or questions on this form as it could delay processing of your instructions.

Account owner signature	Date

Additional party signature
Date
Daytime telephone number

UBS AG has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you make an investment decision, you should read the prospectus in that registration statement and other documents that UBS has filed with the SEC for more complete information about UBS and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by calling UBS’s ARS Client Service Center at +1-800-253-1974.

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